Exhibit 99.1

FOR IMMEDIATE RELEASE

December 7, 2011 – 8:30 a.m. ET

Owens & Minor Issues Financial Outlook for 2012 at

Annual Investor Day Meeting

Richmond, VA…BUSINESSWIRE…December 7, 2011 – Owens & Minor, Inc. (NYSE-OMI) today provided the company’s financial outlook for 2012 at its annual Investor Day meeting, held in New York on December 7, 2011.

“For the year, we are targeting revenue growth in a range of 3% to 5%, when compared to 2011, and we are targeting net income per diluted share to increase 5% to 10%, when compared to 2011, excluding the fourth quarter 2011 realignment costs,” said Craig R. Smith, president & chief executive officer of Owens & Minor.

A webcast of the investor meeting, featuring members of the Owens & Minor management team and related presentations, is available at www.owens-minor.com under the Investor Relations section.

Information on www.owens-minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor